CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement of Datalink Systems Corporation (the "Company") on Form S-8 of our audits of the financial statements of DSC Datalink Systems Corporation, as of December 31, 1995 and 1994, and for the years then ended and the cumulative period June 15, 1993 (date of inception) to December 31, 1995 which report is incorporated by reference, the current report on Form S-8 of the Company dated October 31, 1996.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

San Jose, California
October 31, 1996